Exhibit 10.23
NOTICE OF GLOBAL PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT
(“Grant Notice”)

YETI HOLDINGS, INC.
2024 EQUITY AND INCENTIVE COMPENSATION PLAN

Name of Grantee:    [Participant Name]
Target Number of
Performance-Based
Restricted Stock
Units:    [INSERT]
Date of Grant:    [Grant Date]
Vesting:    In general, and with certain exceptions set forth below, the vesting of your Performance-Based Restricted Stock Units is subject to (i) the attainment of the performance measures set forth below, and (ii) to the extent the performance measures are attained, an additional time-based vesting requirement set forth below. These requirements, and the exceptions, are set forth in more detail below. This Performance-Based Restricted Stock Unit award shall be referred to herein as your “Award”.
Performance Period:     The performance period for your Award shall commence on [DATE] and end on [DATE] (the “Performance Period”).
Performance Vesting:     The vesting of your Award shall be subject to the following performance measures during the Performance Period: [•]% [•] (“[•]”) and [•]% [•](“[•]”), with a [•] modifier (as such terms are defined in Appendix A). In general, the number of shares of Performance-Based Restricted Stock Units subject to your Award that are eligible to become vested shall be determined by the average of the achievement of [•] levels, which may be modified for [•], all of which are described in further detail below.
[•]. [•]% of the target number of Performance-Based Restricted Stock Units subject to your Award set forth above (“Target PRSU”) are subject to a performance vesting requirement based on the achievement of [•] levels and [•]% of your Target PRSU are subject to a performance vesting requirement based on the achievement of [•] levels. The percentage of your Target PRSU, which may be modified for [•] performance, that will be subject to the time-based vesting requirements described below will be determined with reference to the Company's achievement of threshold, target and maximum levels for [•], as applicable that have been approved by the Committee, with potential vesting determined in accordance with the table below:

Performance Metric	Weighting	Below Threshold	Threshold	Target	Maximum	Payout Percentage
[•]	[•]%	[•]%	[•]%	[•]%	[•]%	[X%]
[•]	[•]%	[•]%	[•]%	[•]%	[•]%	[Y%]
Weighted Average Payout Percentage						Average of [X%] and [Y%]
All of your Target PRSU will automatically terminate at the end of the Performance Period without consideration if the Company achieves [•] levels below the threshold levels. If the

Exhibit 10.23
Company achieves [•] levels between the threshold and target level or between the target and maximum level, the percentage of your Target PRSU that may be subject to further modification for [•] and the time-based vesting requirements described below will be pro-rated on a straight-line basis between the applicable percentages listed in the table above, averaged together, and rounded to the nearest tenth of a percent. The maximum percentage of your Target PRSU that may become subject to further modification for [•] and the time-based vesting requirements described below is the Weighted Average Payout Percentage listed in the table above. Any of your Target PRSU that are not eligible to become vested hereunder at the end of the Performance Period based on the achievement of [•] levels will automatically terminate at the end of the Performance Period for no consideration. The number of Performance-Based Restricted Stock Units subject to your Award that are eligible to become vested based on [•] performance are referred to as the “Earned PRSU.”
[•]. The number of Earned PRSU that will be subject to the time-based vesting requirements described below may be modified based on [•], with performance determined with reference to the goals set forth in the table below:

[•]	% of Earned PRSU Eligible to Become Vested*
≤[•]%	[•]%
[•]%	[•]% (i.e., no modification)
≥[•]%	[•]%
* with linear interpolation between percentile ranks

Notwithstanding anything to the contrary in this Award Agreement, the maximum percentage of your Target PRSU that may become subject to the time-based vesting requirements described below is [•] percent ([•]%) of your Target PRSU. Any Earned PRSU that are not eligible to become vested based on [•] modification at the end of the Performance Period will automatically terminate at the end of the Performance Period for no consideration.
Adjustments. The Committee shall equitably and proportionately adjust [•] or the targets or ranking of [•] set forth above, as the case may be, to preserve the intended incentives of your Award as necessary to account for the impact of any corporate transaction or event in accordance with Section 7 of the Plan. The Committee shall have the sole discretion to determine the levels of performance achieved and the number of Performance-Based Restricted Stock Units subject to your Award that may become vested under this Global Performance-Based Restricted Stock Unit Agreement.

Exhibit 10.23
Time Vesting:    Except as provided below, any portion of your Award that becomes eligible for time-based vesting based on the performance measures above will vest if you are continuously employed by or providing services to the Company or any of its Subsidiaries on the last day of the Performance Period. If your employment or service terminates prior to the last day of the Performance Period for any reason other than described below, your Award shall terminate in accordance with the terms and conditions of the Global Performance-Based Restricted Stock Unit Agreement. For purposes of this Grant Notice and the Global Performance-Based Restricted Stock Unit Agreement, “continuously employed by or providing services to” (or substantially similar terms) means the absence of any interruption or termination of your employment with, or services to, the Company or any of its Subsidiaries. Continuous employment or service shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.
Death/Disability:    If your employment or service with the Company or any of its Subsidiaries terminates prior to the end of the Performance Period due to your death or Disability (as defined in Appendix A), then the Target PRSU will become vested on the date of such death or Disability.
Change in Control:     If a Change in Control occurs during the Performance Period while you are continuously employed by, or providing services to, the Company or any of its Subsidiaries, the Performance Period will be deemed to end immediately prior to the consummation of the Change in Control and the Target PRSU (the “CIC PRSU”) shall be eligible to become vested pursuant to the terms below.
In connection with a Change in Control, if the CIC PRSU are not continued, replaced or assumed, the CIC PRSU shall become vested as of immediately prior to such Change in Control.
In connection with a Change in Control, if the CIC PRSU are continued, replaced or assumed by providing you a Replacement Award (as defined in Appendix A), the Replacement Award shall not be subject to any performance vesting and will vest on the last day of the Performance Period, subject to your continued employment with, or service to, the Company, a Subsidiary or any successor entity through such date. If, after receiving a Replacement Award, you experience a termination of your employment or service with the Company, a Subsidiary or any successor entity (i) due to death or Disability, or (ii) either by the Company (or Subsidiary or successor entity) without Cause or by you for Good Reason (as such terms are defined in Appendix A) during the two-year period following the date of such Change in Control, then any unvested portion of your Replacement Award shall vest as of such termination date.
By signing your name below, you accept this Award and acknowledge and agree that the Award is granted under and governed by the terms and conditions of the Company's 2024 Equity and Incentive Compensation Plan (the “Plan”), the Grant Notice and Global Performance-Based Restricted Stock Unit Agreement (including any additional terms and conditions for your country (if you are located outside of the United States) that the Committee deems necessary to be set forth in an Appendix that would form part of the terms and conditions of the Global Performance-Based Restricted Stock Unit Agreement), both of which are hereby made a part of this document. Capitalized terms are defined in the Plan if not defined herein or in an Appendix.

Exhibit 10.23
“GRANTEE”
[Signed Electronically]

YETI HOLDINGS, INC.,
a Delaware Corporation
Signature
By: Matthew J. Reintjes
Its: President and Chief Executive Officer

YETI HOLDINGS, INC.
GLOBAL PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
This GLOBAL PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made as of [INSERT], by and between YETI Holdings, Inc., a Delaware corporation (the “Company”), and [INSERT] (the “Grantee”).
1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company's 2024 Equity and Incentive Compensation Plan, as may be amended from time to time (the “Plan”) and, if applicable, the Grant Notice.
2.Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement, including the provisions set forth in the attached Appendix A and any additional terms and conditions for the Grantee's jurisdiction (for Grantees outside the United States (“U.S.”) only) set forth in the attached Appendices B and C , and in the Plan, pursuant to authorization under resolutions duly adopted by the Committee, the Company has granted to the Grantee as of the Date of Grant specified in the Grant Notice, Performance-Based Restricted Stock Units (“RSUs”). The RSUs shall represent the right of the Grantee to receive a number of shares of Common Stock subject to and upon the terms and conditions of this Agreement, the Plan and the Grant Notice.
3.Restrictions on Transfer of RSUs. Neither the RSUs evidenced hereby nor any interest therein or in the Common Stock underlying such RSUs shall be transferable prior to payment to the Grantee pursuant to Section 5 hereof other than as described in Section 5.6 of the Plan.
4.Vesting of RSUs. As set forth in the Grant Notice, this Award shall vest based on achievement of certain performance measures at the end of a performance period, subject to earlier termination or acceleration and subject to adjustment as provided in the Agreement and in the Plan. Except as expressly provided in the Grant Notice, no portion of the Award will become vested (regardless of performance) unless the applicable time-based vesting requirement in the Grant Notice is satisfied. The Committee shall determine whether the applicable performance measures have been achieved, and the vesting of the Award is subject to the Committee's determination.
5.Form and Time of Payment of RSUs.
(a)Payment for the RSUs, after and to the extent the Committee has determined that the Award has become vested, shall be made in the form of Common Stock. Payment shall be made as soon as administratively practicable following (but no later than thirty (30) days following) the date the Award has become vested pursuant to the criteria outlined in the Grant Notice and this Agreement.
(b)The Company’s obligations to the Grantee with respect to the RSUs will be satisfied in full upon the issuance of Common Stock corresponding to vested portion of the Award.
6.Dividend Equivalents; Voting and Other Rights.

(a)The Grantee shall have no rights of ownership in the Common Stock underlying the RSUs and no right to vote the Common Stock underlying the RSUs until the date on which the Common Stock underlying the RSUs is issued or transferred to the Grantee pursuant to Section 5 above.
(b)From and after the Date of Grant and until the earlier of (i) the time when the Award vests and is paid in accordance with Section 5 hereof or (ii) the time when the Grantee's right to receive Common Stock in payment of the RSUs is forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, the Grantee shall be credited with an amount of cash per RSU equal to the amount of such per share dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the RSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate vest and become nonforfeitable and are paid in accordance with Section 5 hereof.
(c)The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Common Stock (or cash as provided for in Section 6(b) above) in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.
7.Adjustments. The RSUs and the number of shares of Common Stock issuable pursuant to the RSUs, and the other terms and conditions of the grant evidenced by this Agreement, are subject to adjustment as provided in Section 7 of the Plan.
8.Covenants; Confidentiality. The Grantee acknowledges and agrees that: (i) the Grantee has entered into a Confidentiality and Business Protection Agreement with the Company and is bound by the restrictions and requirements set forth therein; and (ii) in consideration of the grant of the RSUs, the “Restricted Period” (as defined in the Confidentiality and Business Protection Agreement) shall mean one (1) year immediately following the Grantee’s termination of employment or service for any reason, whether such termination is with or without notice.
9.Communication of Contents. During the Grantee’s employment or service and for one (1) year thereafter, the Grantee will communicate the contents of Section 8 of this Agreement to any person, firm, association, partnership, corporation, or other entity that the Grantee intends to be employed by, associated with, or represent.
10. Confidentiality Agreements. The Grantee agrees that the Grantee shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to the Grantee’s former employers. Except as indicated, the Grantee warrants that the Grantee is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit the Grantee’s right to work for the Company and/or disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment or service with the Company. The Grantee agrees to provide the Company with a copy of any and all agreements with a third party that preclude or limit the Grantee’s right to make disclosures or to engage in any other activities contemplated by the Grantee’s employment or service with the Company.
11.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or non-U.S. taxes or other amounts in connection with the delivery to the Grantee of Common Stock or any other payment to the Grantee or any other payment or vesting event under this Agreement, the Grantee agrees that the Grantee will satisfy such requirement in a manner determined by the Committee prior to any payment to the Grantee, including but not limited to a “sell to cover” transaction through a bank or broker. It shall be a condition to the obligation of the Company to make any such delivery or payment that the Grantee has satisfied such requirement in the form or manner specified by the Company. In no event will the market value of the Common Stock to be withheld, sold and/or delivered pursuant to this Section 11 to satisfy applicable withholding taxes exceed the maximum amount of taxes or other amounts that could be required to be withheld.
12.Compliance With Laws. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
13.Compliance With or Exemption From Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).
14.Irreparable Harm and Injunctive Relief. The Grantee acknowledges and agrees that the remedy at law available to the Company for breach of any of the Grantee’s obligations under this Agreement would be inadequate. The Grantee therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in Section 8, inclusive of this Agreement, without the necessity of proof of actual damage.
15.Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the U.S. Internal Revenue Service.
16.No Right to Future Awards or Employment. The grant of the RSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the RSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained herein will confer upon the Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate the Grantee's employment or other service at any time.

17.Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.
18.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall materially adversely affect the Grantee's rights under this Agreement without the Grantee's consent, and the Grantee's consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
19.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
20.Relation to Plan. The RSUs granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

21.Clawback Policy; Recoupment Requirements. Notwithstanding anything in this Agreement to the contrary, the Grantee acknowledges and agrees that this Agreement and the award described herein are (a) subject to the terms and conditions of the Company's compensation clawback or similar policy as may be in effect from time to time, and (b) subject to deduction, clawback or forfeiture to the extent required to comply with any recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards, any of which could in certain circumstances require repayment or forfeiture of the RSUs or other cash or property received with respect to the RSUs (including any value received from a disposition of the RSUs). In order to satisfy any recoupment obligations arising under the Company's compensation clawback policy or otherwise under applicable laws, rules, regulations or stock exchange listing standards, among other things, the Grantee expressly and explicitly authorizes the Company to issue instructions on the Grantee's behalf to any brokerage firm or stock plan service provider engaged by the Company to hold any shares of Common Stock or other amounts acquired pursuant to the RSUs to re-convey, transfer or otherwise return such shares and/or other amounts to the Company upon the Company's enforcement of the compensation clawback or similar policy or any other recoupment obligations.

22.Electronic Delivery and Participation. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Grantee's participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee's consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
23.Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
24.Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
25.Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan, and (d) agrees to such terms and conditions.

26.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
27.Provisions for Non-U.S. Jurisdictions. If the Grantee is based in a jurisdiction outside the U.S. or is otherwise subject to the laws of a jurisdiction other than the U.S., the RSUs shall be subject to the terms and conditions set forth in Appendix B to this Agreement and to any terms and conditions set forth in Appendix C to this Agreement for the Grantee’s jurisdiction. Moreover, if the Grantee relocates while the RSUs are outstanding or while holding any shares of Common Stock acquired upon vesting and settlement of the RSUs, the terms and conditions set forth in Appendices B and C will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendices B and C constitute part of this Agreement.
YETI HOLDINGS, INC.

By:

Name: Matthew J. Reintjes
Title: President and Chief Executive Officer

Grantee Acknowledgment and Acceptance

By: [Signed Electronically]

Name: [Grantee Name]

APPENDIX A
TO THE GLOBAL PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

DEFINITIONS

“Cause” shall have the meaning set forth for “Termination for Cause” or “Cause” in any employment or service agreement between the Grantee and the Company or any Subsidiary, or if the Grantee is employed by or providing services to the Company or any Subsidiary other than pursuant to an employment or service agreement or the Grantee's employment or service agreement does not include a definition of “Termination for Cause” or “Cause”, “Cause” means (i) the Grantee's indictment (or other criminal charge against the Grantee) for a felony, or the Grantee's commission of fraud against the Company, any of its Subsidiaries or Affiliates, (ii) conduct by the Grantee that brings the Company or any of its Subsidiaries or Affiliates into substantial public disgrace or disrepute, (iii) the Grantee's gross negligence or gross misconduct with respect to the Company or any of its Subsidiaries or Affiliates, (iv) the Grantee's insubordination to, or failure to follow the lawful directions of, the Board, the Chief Executive Officer of the Company or the individual to whom the Grantee reports, which, if curable, is not cured within ten (10) days after written notice thereof to the Grantee, (v) the Grantee's material violation of any restrictive covenant agreement between the Grantee and the Company or any of its Subsidiaries or Affiliates, (vi) the Grantee's breach of a material policy of the Company or YETI Coolers, LLC which, if curable, is not cured within ten (10) days after written notice thereof to the Grantee, or (vii) any other material breach by the Grantee of any agreement with the Company or any of its Subsidiaries or Affiliates, which, if curable, is not cured within thirty (30) days after written notice thereof to the Grantee. Any failure by the Company or a Subsidiary to notify the Grantee after the first occurrence of an event constituting “Cause” shall not preclude any subsequent occurrences of such event (or a similar event) from constituting “Cause.”
“Disability” shall mean that the Grantee, because of accident, disability, or physical or mental illness, is incapable of performing the Grantee's duties to the Company or any Subsidiary, as determined by the Board. Notwithstanding the foregoing, the Grantee will be deemed to have become incapable of performing the Grantee's duties to the Company or any Subsidiary, if the Grantee is incapable of so doing for (i) a continuous period of 120 days and remains so incapable at the end of such 120 day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days.
“Good Reason” shall have the meaning and conditions set forth for “Termination for Good Reason” or “Good Reason” in any employment or service agreement between the Grantee and the Company or any Subsidiary, or if the Grantee is employed by or providing services to the Company or any Subsidiary other than pursuant to an employment or service agreement or the Grantee's employment or service agreement does not include a definition of “Termination for Good Reason” or “Good Reason”, “Good Reason” means, with respect to the Grantee, the occurrence of any one or more of the following events at any time during the Grantee's employment or service with the Company or any of its Affiliates without the Grantee's consent:
•a material reduction in either the Grantee's base salary or base consulting fee or the Grantee's target annual incentive compensation amount, other than as part of an across-the-board reduction applicable to all Company executives of no greater than 10%;
•in the case of a Grantee who is an employee, a material diminution in the Grantee's authority, duties or responsibilities;

•any material breach of the Grantee's severance plan or any equity agreement by the Company or any of its Affiliates; or
•the involuntary relocation of the Grantee's principal place of employment or service to a location more than thirty-five (35) miles beyond the Grantee’s principal place of employment or service as of the Date of Grant.
Notwithstanding the foregoing, no termination shall be deemed to be for Good Reason unless (A) the Grantee provides the Company or the applicable Affiliate with written notice of the existence of an event described above within (60) days following the occurrence thereof, (B) the Company or the applicable Affiliate does not remedy such event within thirty (30) days following receipt of the notice described in the preceding clause (A), and (C) the Grantee terminates employment or service within thirty (30) days following the end of the cure period specified in clause (B). The Grantee may not invoke termination for Good Reason if Cause exists at the time of such termination.
“Replacement Award” means an award (i) of the same type (e.g., time-based restricted stock units) as the CIC PRSU, (ii) that has a value at least equal to the value of the CIC PRSU, (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) the tax consequences of which to such Grantee are not less favorable to such Grantee than the tax consequences of the CIC PRSU, and (v) the other terms and conditions of which are not less favorable to the Grantee holding the Replacement Award than the terms and conditions of the CIC PRSU (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the CIC PRSU or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the CIC PRSU if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions described herein are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

APPENDIX B
TO THE GLOBAL PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

PROVISIONS FOR ALL GRANTEES BASED OUTSIDE THE U.S.
The following terms and conditions apply to Grantees based outside the U.S. or who are otherwise subject to the laws of a jurisdiction other than the U.S. In general, the terms and conditions in this Appendix B supplement the provisions of the main body of this Agreement, unless otherwise indicated herein.
1.Nature of Grant. By acknowledging and accepting this Agreement, the Grantee acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the Plan is operated and the RSUs are granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights the Grantee may have under this Agreement may be raised only against the Company and not any Subsidiary(including, but not limited to, the Grantee's employer (the “Employer”));
(c)no Subsidiary (including, but not limited to, the Employer) has any obligation to make any payment of any kind to the Grantee under the Agreement;
(d)all decisions with respect to future grants of restricted stock units or other awards, if any, will be at the sole discretion of the Company;
(e)the grant of RSUs and the Grantee’s participation in the Plan shall not be interpreted as forming or amending an employment or service contract with the Company, and shall not interfere with any ability the Company or a Subsidiary may have to terminate the Grantee’s employment or service relationship (if any);
(f)the Grantee is voluntarily participating in the Plan;
(g)the RSUs and the shares of Common Stock subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(h)the RSUs and the shares of Common Stock subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(i)unless otherwise agreed with the Company in writing, the RSUs and the shares of Common Stock subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of any Subsidiary or Affiliate;
(j)the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the Grantee ceasing to provide employment or other services to the Company or any Subsidiary (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment or service agreement, if any) or enforcement of any applicable clawback policy or recoupment requirements applicable to the RSUs or any shares of Common Stock or other benefits or payments relating to the RSUs;
(l)unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and
(m)neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the U.S. Dollar that may affect the value of the RSUs or of any amounts due to the Grantee pursuant to the settlement of the RSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.
2.Tax Matters. This Section replaces Section 11 of the main body of this Agreement:
(a)Responsibility for Taxes. The Grantee acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock, if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.
(b)Withholding Generally. In connection with any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to fulfill any and all liability for Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with regard to Tax-Related Items by one or a combination of the following: (i) withholding from the Grantee’s wages or other cash compensation payable to the Grantee by the Company, the Employer or any other Subsidiary, (ii) withholding from proceeds of the sale of shares of Common Stock acquired upon vesting and settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent), (iii) withholding shares of Common Stock to be issued upon vesting and settlement of the RSUs, (iv) requiring the Grantee to tender a cash payment to the Company, the Employer or another Subsidiary, and/or (v) any other method of withholding determined by the Company to be permitted under the Plan and applicable law and, to the extent required by the Plan or applicable law, approved by the Committee.

(c)Withholding Rates. The Company may withhold for Tax-Related Items by considering statutory or other withholding rates, including up to the maximum applicable rates in the Grantee’s jurisdiction(s). In the event the application of such withholding rate leads to over-withholding, the Grantee may receive a refund of any over-withheld amount in cash from the Company or the Employer (and, in no event, will the Grantee have any entitlement to the equivalent amount in shares of Common Stock); alternatively, if not refunded by the Company or the Employer, the Grantee may be able to seek a refund from the local tax authorities. In the event the application of such withholding rate leads to under-withholding, the Grantee may be required to pay any additional Tax-Related Items directly to the applicable tax authorities.
3.Data Privacy. If the Grantee would like to participate in the Plan, the Grantee will need to review the information provided in this Section 3 of Appendix B and, where applicable, declare the Grantee’s consent to the processing and/or transfer of personal data as described below.
(a)EEA+ Controller. If the Grantee is based in the European Union (“EU”), the European Economic Area or the United Kingdom (collectively, “EEA+”), the Grantee should note that the Company, with its registered address at 7601 Southwest Parkway, Austin, Texas, 78735, USA, is the controller responsible for the processing of the Grantee’s personal data in connection with this Agreement and the Plan.
(b)Data Collection and Usage. The Company collects, uses and otherwise processes certain personal data about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, which the Company receives from the Grantee, the Employer or otherwise in connection with this Agreement or the Plan (“Personal Data”), for the purposes of implementing, administering and managing the Plan and allocating shares of Common Stock pursuant to the Plan.
If the Grantee is based in the EEA+, the legal basis for the processing of Personal Data by the Company is the necessity of the data processing for the Company to (i) perform its contractual obligations under this Agreement, (ii) comply with legal obligations established in the EEA+, or (iii) pursue the legitimate interest of complying with legal obligations established outside of the EEA+.
If the Grantee is based outside of the EEA+, the legal basis, where required, for the processing of Personal Data by the Company is the Grantee’s consent, as further described below.
(c)Stock Plan Administration Service Providers. The Company may transfer Personal Data to Fidelity Stock Plan Services LLC or such other stock plan service provider or broker as may be selected by the Company in the future (“Broker”), which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Personal Data with such other provider serving in a similar manner. Broker will open an account for the Grantee to receive and trade shares of Common Stock acquired under the Plan. The Grantee may be asked to agree on separate terms and data processing practices with Broker, with such agreement being a condition to the ability to participate in the Plan.
(d)International Data Transfers. Personal Data will be transferred from the Grantee’s country to the U.S., where the Company and its service providers are based. The Grantee understands and acknowledges that the U.S. might not provide a level of protection of Personal Data equivalent to the level of protection in the Grantee’s country. For example, the U.S. is not subject to an unlimited adequacy finding by the European Commission and, as a result, in the absence of appropriate safeguards such as the standard contractual clauses adopted by the EU Commission, as applicable from time to time (the “EU Standard Contractual Clauses”), the processing of Personal Data might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, data subjects might have no or less enforceable rights regarding the processing of their Personal Data.
If the Grantee is based in the EEA+, Personal Data will be transferred from the EEA+ to the Company based on the EU Standard Contractual Clauses (or based on the Grantee’s consent to the extent such clauses are not yet in place). The Grantee may request a copy of the applicable safeguards by contacting the Company’s Privacy Team at privacy@yeti.com. The onward transfer of Personal Data from the Company to Broker or, as the case may be, a different service provider of the Company is conducted without such safeguards and is based solely on the Grantee’s consent, as further described below.

If the Grantee is based outside of the EEA+, the Company’s legal basis, where required, for the transfer of Personal Data from the Grantee’s country to the Company and from the Company onward to Broker or, as the case may be, a different service provider of the Company is the Grantee’s consent, as further described below.

(e)Data Retention. The Company will hold and use the Personal Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.
(f)Data Subject Rights. The Grantee may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where the Grantee is based, such rights may include the right to (i) request access or copies of Personal Data the Company processes, (ii) the rectification or amendment of incorrect or incomplete Personal Data, (iii) the deletion of Personal Data, (iv) request restrictions on the processing of Personal Data, (v) object to the processing of Personal Data for legitimate interests, (vi) the portability of Personal Data, (vi) lodge complaints with competent authorities in the Grantee’s jurisdiction, and/or to (viii) receive a list with the names and addresses of any potential recipients of Personal Data. To receive additional information regarding these rights or to exercise these rights, the Grantee can contact the Company’s Privacy Team at privacy@yeti.com.
(g)Necessary Disclosure of Personal Data. The Grantee understands that providing the Company with Personal Data is necessary for the performance of this Agreement and that the Grantee’s refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Grantee’s ability to participate in the Plan.
(h)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Grantee is providing any consents referred to herein on a purely voluntary basis. The Grantee understands that he or she may withdraw any such consent at any time with future effect for any or no reason. If the Grantee does not consent, or if the Grantee later seeks to withdraw the Grantee’s consent, the Grantee’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant the RSUs or other awards to the Grantee or administer or maintain the RSUs. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee should contact the Company’s Privacy Team at privacy@yeti.com.

(i)Declaration of Consent. If the Grantee is based in the EEA+, by acknowledging and accepting this Agreement and indicating consent via the Company’s online acceptance procedure, the Grantee explicitly declares consent to the onward transfer of Personal Data by the Company to Broker or, as the case may be, a different service provider of the Company in the U.S. as described in Section 3(d) above.
If the Grantee is based outside of the EEA+, by acknowledging and accepting this Agreement and indicating consent via the Company’s online acceptance procedure, the Grantee explicitly declares consent to the entirety of the Personal Data processing operations described in this Section 3 including, without limitation, the onward transfer of Personal Data by the Company to Broker or, as the case may be, a different service provider of the Company in the U.S.
4.Language. The Grantee acknowledges and represents that the Grantee is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms of this Agreement, including Appendices A and B, and any other documents related to the Plan or this Agreement. If the Grantee has received this Agreement, including Appendices A and B, or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.
5.Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any of the shares of Common Stock that are otherwise issuable upon settlement of the RSUs prior to the completion or approval of any registration or qualification of the shares of Common Stock under any applicable law or under any rulings or regulations of any governmental regulatory body, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Grantee understands that the Company is under no obligation to register or qualify the shares of Common Stock with any securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Common Stock. Further, the Grantee agrees that the Company shall have unilateral authority to amend this Agreement without the Grantee’s consent to the extent necessary to comply with securities, exchange control or other laws applicable to issuance of shares of Common Stock. The restrictions and requirements of Section 8 of the Agreement will apply only to the extent such restrictions and requirements comply with applicable law.
6.Choice of Venue. Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the RSUs or this Agreement, shall be brought and heard exclusively in the U.S. District Court for the District of New Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
7.Imposition of Other Requirements.     The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the RSUs and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
8.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the underlying shares of Common Stock. The Grantee should consult with the Grantee’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
9.Insider Trading/Market Abuse Laws. The Grantee acknowledges that the Grantee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including (but not limited to) the U.S. and the Grantee’s jurisdiction, which may affect the Grantee’s ability to accept, acquire, sell or otherwise dispose of shares of Common Stock or rights to shares of Common Stock (e.g., RSUs) or rights linked to the value of shares during such times the Grantee is considered to have “inside information” regarding the Company (as defined in the laws or regulations in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company.  The Grantee is responsible for complying with any such restrictions and should speak to the Grantee’s personal legal advisor on this matter.
10.Foreign Asset/Account Reporting and Exchange Control Requirements. The Grantee acknowledges that there may be foreign asset and/or account reporting and/or exchange control requirements which may affect the Grantee’s ability to acquire or hold shares of Common Stock or cash received from participating in the Plan in a brokerage or bank account outside the Grantee’s country. The Grantee may be required to report such accounts, balances, assets and/or the related transactions to the tax, exchange control or other authorities in the Grantee’s jurisdiction. The Grantee also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to the Grantee’s jurisdiction through a designated bank or broker and/or within a certain time after receipt. The Grantee is responsible for complying with such regulations and should speak to the Grantee’s personal legal advisor on this matter.

APPENDIX C
TO THE GLOBAL PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

JURISDICTION-SPECIFIC PROVISIONS FOR GRANTEES BASED OUTSIDE THE U.S.

Terms and Conditions

This Appendix C includes terms and conditions that govern the RSUs and/or the shares of Common Stock subject to the RSUs if the Grantee is a citizen or resident of and/or works in one of the jurisdictions listed below. These terms and conditions are in addition to, or, if so indicated, in place of, the other terms and conditions set forth in this Agreement, including Appendix B.

If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working (or is considered as such for local law purposes) or if the Grantee transfers employment, service or residency to a different jurisdiction after the grant date, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to the Grantee.

Notifications

This Appendix C also includes notifications relating to exchange control, securities laws and other issues of which the Grantee should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of January 2026. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the notifications herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the RSUs vest and are settled or shares of Common Stock acquired under the Plan are sold.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation, and the Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee should seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s situation.

If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working (or is considered as such for local law purposes) or if the Grantee transfers employment, service or residency to a different jurisdiction after the grant date, the information contained herein may not apply to the Grantee in the same manner.

AUSTRALIA

Notifications

Securities Law Information. The grant of the RSUs is being made pursuant to Division 1A, Part 7.12 of the Corporations Act 2001 (Cth).

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the "Act") applies (subject to conditions in the Act).

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding a certain threshold and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, the Grantee will be required to file the report. The Grantee should consult with a personal legal advisor to ensure the Grantee complies with the applicable foreign exchange obligations.

CANADA

Terms and Conditions

Time Vesting. This provision replaces the “Time Vesting” section of the Grant Notice:

Except as provided below, any portion of your Award that becomes eligible for time-based vesting based on the performance measures above will vest if you are continuously employed by or providing services to the Company or any of its Subsidiaries on the last day of the Performance Period. If you are no longer continuously employed by or providing services to the Company or any of its Subsidiaries prior to the last day of the Performance Period for any reason other than described below, your Award shall terminate in accordance with the terms and conditions of the Global Performance-Based Restricted Stock Unit Agreement.

For purposes of this Grant Notice and the Global Performance-Based Restricted Stock Unit Agreement, you shall only be considered “continuously employed by or providing services to” (or substantially similar terms) the Company or any of its Subsidiaries until the later of: (i) the last date you are actually providing services to the Company or any of its Subsidiaries or (ii) only to the extent explicitly required by applicable legislation, the end of any minimum period of statutory notice of termination prescribed by such legislation, and, in either case, regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or service agreement, if any.

Unless otherwise expressly provided by the Agreement or determined by the Company, or as explicitly and minimally required by applicable legislation, you shall not be considered continuously employed by or providing services to the Company or any of its Subsidiaries during any period for which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under statute, contract, common/civil law or otherwise.

For clarity, any reference to the termination or cessation of your employment or service, or to a date of termination, under the Agreement or the Plan shall be interpreted to mean the last date on which you are continuously employed by or providing services to the Company or any of its Subsidiaries, as defined herein. However, continuous employment or service shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.

Form of Payment of RSUs. This provision supplements Section 5 of the main body of this Agreement:

Notwithstanding the discretion set forth in Section 5.1.4 of the Plan, payment for the RSUs, after and to the extent the Committee has determined that the Award has become vested, shall be made in the form of Common Stock, as provided in this Section 5.

Vesting of RSUs. This provision replaces Section 4 of the main body of this Agreement:

As set forth in the Grant Notice, this Award shall vest based on achievement of certain performance measures at the end of a performance period, subject to earlier termination or acceleration and subject to adjustment as provided in the Agreement and in the Plan. Except as expressly provided in the Grant Notice, no portion of the Award will become vested (regardless of performance) unless the applicable time-based vesting requirement in the Grant Notice is satisfied. The Committee shall determine whether the applicable performance measures have been achieved, and the vesting of the Award is subject to the Committee's determination.
For purposes of this Agreement, Grantee shall have no further rights to earn, vest or continue to vest in, seek damages in lieu of, or otherwise benefit from or participate in the RSUs, Dividend Equivalents, the Award or the Plan as of the date Grantee is no longer continuously employed by or providing services to the Company or any of its Subsidiaries (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or otherwise rendering services or the terms of Grantee’s employment or service agreement, if any.). For greater certainty, Grantee shall not earn or be entitled to any pro-rated vesting, Dividend Equivalents, benefits or other participation in the RSUs, the Award or the Plan if the vesting date occurs when Grantee is no longer continuously employed by or providing services to the Company or any of its Subsidiaries (including where a vesting date falls after the end of Grantee’s minimum period of statutory notice of termination), nor shall Grantee be entitled to any compensation for lost vesting, Dividend Equivalents, benefits or other participation.
No Right to Future Awards or Employment. This provision replaces Section 16 of the main body of this Agreement:

The grant of the RSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Except as explicitly and minimally required under applicable legislation, the grant of the RSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance. Nothing contained herein will confer upon the Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate the Grantee's employment or other service.

Relation to Other Benefits. This provision replaces Section 17 of the main body of this Agreement:

Except as explicitly and minimally required by applicable legislation, any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

Nature of Grant. Sections 1(c), (h), and (k) of Appendix B, shall be subject to any requirements or restrictions explicitly set out in applicable legislation, but only as minimally required to comply with such legislation.

Notifications

Securities Law Information. The Grantee is permitted to sell shares of Common Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares of Common Stock acquired under the Plan takes place outside Canada through the facilities of a stock exchange on which the shares of Common Stock are publicly traded, quoted or listed (i.e., the New York Stock Exchange).

Foreign Asset/Account Reporting Information. The Grantee is required to report any specified foreign property (including shares of Common Stock, RSUs and cash) annually on form T1135 (Foreign Income Verification Statement) if the total cost of the Grantee’s specified foreign property exceeds C$100,000 at any time in the year. The form must be filed by April 30 of the following year. RSUs must be reported--generally at a nil cost--if the C$100,000 cost threshold is exceeded because of other specified foreign property held by the Grantee. When shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”). The ACB would ordinarily equal the fair market value of the shares of Common Stock at the time of acquisition, but if the Grantee owns other shares of Common Stock acquired outside the Plan, the ACB of such shares of Common Stock may have to be averaged with the ACB of the shares of Common Stock issued to the Grantee pursuant to the vesting and settlement of the RSUs. The Grantee should consult with a personal tax advisor to ensure the Grantee complies with the applicable reporting obligations.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €50,000 must be reported to the Germany Federal Bank (Bundesbank). If the Grantee makes or receives a payment in excess of this amount (including if the Grantee acquires shares of Common Stock with a value in excess of this amount or sells shares via a foreign broker, bank or service provider and receives proceeds in excess of this amount) and/or if the Company withholds or sells shares of Common Stock with a value in excess of €50,000 to cover Tax-Related Items, the Grantee must report the payment to Bundesbank, either electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via the Bundesbank’s website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by Bundesbank.

JAPAN

Notifications

Exchange Control Information. If the Grantee acquires shares of Common Stock valued at more than JPY 100 million in a single transaction, the Grantee must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the shares of Common Stock. The Grantee should consult with the Grantee’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Grantee may have in connection with the Grantee’s participation in the Plan.

Foreign Asset/Account Reporting Information. If the Grantee holds foreign assets (including shares of Common Stock acquired under the Plan) with a total net fair market value exceeding JPY 50 million as of December 31 of each year, the Grantee required to report such assets to the Tax Office by June 30 of the following year. The Grantee should consult with the Grantee’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Grantee may have in connection with the Grantee’s participation in the Plan.

THE NETHERLANDS

There are no country specific provisions.

SWEDEN

Terms and Conditions

Tax Matters. The following provision supplements Section 2 of Appendix B:

Without limiting the Company’s or the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in the Agreement, by accepting the RSUs, the Grantee authorizes the Company to withhold shares of Common Stock or to sell shares of Common Stock otherwise deliverable to the Grantee upon vesting/settlement to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

UNITED KINGDOM
Terms and Conditions

Tax Matters. The following provision supplements Section 2 of Appendix B:

Without limitation to Section 2 of the Appendix B, the Grantee agrees to be liable for any Tax-Related Items and hereby covenants to pay any such Tax-Related Items, as and when requested by the Company or the Employer or by HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Grantee’s behalf.

Notwithstanding the foregoing, if the Grantee is an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that Grantee is an executive officer or director and the income tax is not collected from or paid by him or her within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to the Grantee on which additional income tax and National Insurance contributions may be payable. The Grantee acknowledges that the Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the value of any employee National Insurance contributions due on this additional benefit.